EXHIBIT 5.1
                                  LEGAL OPINION




                                  June 30, 1994



Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas  77008

Re: Issuance and sale of up to 500,000 shares of common stock of Stewart & Stevenson Services, Inc.

Gentlemen:

     I have acted as counsel for Stewart & Stevenson Services, Inc., a Texas corporation (the "Company"), in connection with the proposed sale by the Company of a maximum of 500,000 shares of common stock, without par value, of the Company (the "Shares") in a public offering pursuant to the terms of the Registration Statement (as hereinafter defined).

     I have made such inquiries and examined such documents as I have considered necessary or appropriate for the purpose of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to my satisfaction of the following:

     (i) the Second Restated Articles of Incorporation of the Company as filed with the Secretary of State of Texas on April 20, 1992.

     (ii) the Bylaws of the Company and the minutes of the proceedings of stockholders and directors of the Company through the date of this opinion;

     (iii) the Registration Statement on Form S-4 (Registration No. 33- __________) of the Company, including the related prospectus filed with the Securities and Exchange Commission (the "Commission") on June 30, 1994 (the "Registration Statement"); and

     (iv) such other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     I have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

     Based on the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that:

     (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas pursuant to the Texas Business Corporation Act; and

     (ii) The Shares are duly and validly authorized and, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Very truly yours,

STEWART & STEVENSON SERVICES, INC.


/s/ Lawrence E. Wilson

Lawrence E. Wilson
Vice President & General Counsel